[Exhibit 23.1]




                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 1, 2000 (except as to Note 14, which is as of March 2, 2000) relating to the financial statements and financial statement schedules of Arch Capital Group Ltd. (formerly known as Risk Capital Holdings, Inc.), which appear in Arch Capital Group Ltd.'s Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP

New York, NY
January 12, 2001